UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2013

ADVANCED MEDICAL ISOTOPE CORPORATION

(Name of registrant as specified in its charter)

Delaware	000-53497	80-0138937
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6208 W. Okanogan Ave. Kennewick, WA 99336		99336
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (509) 736-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) The Board of Directors of Advanced Medical Isotope Corporation (the “Company”) elected Kenin M. Spivak as a director, and appointed him as vice-chairman, effective October 11, 2013. Concurrently the Company has modified and extended it consulting agreement with Spivak Management Inc. (“SMI”).

The Board has determined that Mr. Spivak is an independent director under the Company’s independence guidelines.  There are no family relationships between Mr. Spivak and any director, executive officer or any person chosen by the Company to become a director or executive officer.   Pursuant to a consulting agreement, dated October 8, 2013, between the Company and Spivak Management Inc. (“SMI”), an affiliate of Mr. Spivak, the Company agreed to use its best efforts to elect Mr. Spivak to its board of directors and appoint him as vice-chairman of the Company.

In August 2011, the Company entered into a Memorandum of Agreement for Strategic Relationship (“MOA”) pursuant to which AMIC engaged Spivak Management Inc. (“SMI”) as a consultant.  Effective on October 8, 2012, the Company and SMI entered into a new consulting agreement (“Consulting Agreement”) that supersedes and replaces the MOA for a term ending December 31, 2018.

Pursuant to the Consulting Agreement, SMI will continue to provide strategic and deal advice to the Company, and the Company agreed to use its best efforts to elect Spivak to its board of directors and appoint him as vice-chairman of the Company (which occurred on October 11, 2013).   The Consulting Agreement provides further that SMI’s designee will purchase 7,046,666 warrants for $7,047 to be paid over time, subject to a credit for $3,000 of unreimbursed business expenses advanced by SMI.  The warrants will be exercisable for cash or securities until December 31, 2020 at an exercise price of $.10 per share, subject to standard weighted average anti-dilution protection.  Commencing January 1, 2015, the Company may require exercise of the warrants if its share price exceeds $0.75 per share, adjusted proportionately for stock splits, stock dividends, stock combinations and other similar recapitalization transactions for thirty (30) consecutive trading days on a recognized public market.

Warrants will be forfeited as follows: (1) 3,000,000 warrants will be canceled if the Consulting Agreement is terminated by AMIC for SMI’s Uncured Cause or if SMI terminates the Consulting Agreement, without cause, with effect prior to January 1, 2014; (2) 1,500,000 warrants will be forfeited if the Consulting Agreement is terminated by AMIC for SMI’s Uncured Cause or if SMI terminates the Consulting Agreement, without cause, with effect on or after January 1, 2014, but prior to October 1, 2014; and (3) 500,000 warrants will be forfeited if the Consulting Agreement is terminated by AMIC for SMI’s Uncured Cause or if SMI terminates the Consulting Agreement, without cause, with effect on or after October 1, 2014, but prior to April 1, 2015.  If AMIC requires a Warrant exercise, or if the Consulting Agreement is terminated by AMIC, without SMI’s Uncured Cause, or if the Consulting Agreement is terminated by SMI by reason of AMIC’s Uncured Cause or by reason of James C. Katzaroff ceasing to be CEO of AMIC, there will be no warrant cancellation.

In lieu of the compensation to be paid under the MOA, commencing on October 8, 2013, SMI will become entitled to receive one-third of the cash and stock compensation payable to the highest compensated officer of AMIC in each year of the term of the Consulting Agreement and a signing bonus of $50,000 payable as mutually agreed after AMIC secures additional financing of not less than $2,000,000.  AMIC also will reimburse SMI for business expenses and the employer’s share of social security, worker’s compensation, Medicare and similar payments that would be paid by AMIC if Spivak was an individual directly employed by AMIC, plus an additional sum equal to ten percent (10%) of the foregoing amounts in order to reimburse these items on an estimated grossed-up basis.

After starting his career as an attorney, Spivak joined a subsidiary of Mobil Oil and then Merrill Lynch Investment Banking, where he led financings, mergers and acquisitions in the United States, Europe and Asia. Spivak also served as an officer of numerous investment partnerships established by Merrill Lynch.

Since leaving Merrill Lynch, Spivak has served as chairman, vice chairman, president, CEO and a senior board member of numerous companies, including serving as CEO of wireless technology pioneer Telemac Corporation; chief operating officer of major studio MGM/UA Communications; CEO of News Corporation affiliate Archon Communications; founding chairman of the largest cosmetology school chain in the United States; chairman of the executive committee of Premiere Radio Networks; vice chairman of a NYSE-listed metals trading company; vice chairman of hair care leader John Paul Mitchell Systems; chairman of the independent directors' committee of Metro Traffic Networks; a member of the executive committee of Western Federal Savings & Loan; and a director of the Seagrams/Patrón joint venture.

Spivak is a director of the prestigious RAND Corporation's corporate ethics center, co-editor of the Knowledge Exchange Business Encyclopedia and a patent-holder. He received an A.B., M.B.A. and J.D. from Columbia University.

The full text of the press release issued in connection with the announcement is set forth in Exhibit 99.1 which is attached hereto and the Consulting Agreement with SMI is set forth in Exhibit 99.2 which is attached hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated October 11, 2013
99.2	Consulting Agreement with SMI

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2013	ADVANCED MEDICAL ISOTOPE CORPORATION

	By:	/s/ James C. Katzaroff
	Name:	James C. Katzaroff
	Title:	Chairman and Chief Executive Officer